Exhibit 12.2

               Computation of Ratio of Earnings to Fixed Charges
                       TOTAL ENTERPRISE BASIS--Unaudited
                             Continuing Operations
                             (Dollars in Millions)

                                                        Year Ended December 31
                                                --------------------------------------
                                                 2000    1999    1998    1997    1996
                                                ------  ------  ------  ------  ------
Portion of rentals representing interest......  $  100  $   95  $  105  $   82  $   78
Capitalized interest..........................      19      26      46      31      11
Other interest and fixed charges..............     375     365     318     352     428
                                                ------  ------  ------  ------  ------
Total fixed charges (A).......................  $  494  $  486  $  469  $  465  $  517
                                                ======  ======  ======  ======  ======

Earnings-pretax income with
 applicable adjustments (B)...................  $1,920  $2,098  $1,671  $1,761  $1,887
                                                ======  ======  ======  ======  ======

Ratio of (B) to (A)...........................    3.89    4.32    3.56    3.79    3.65
                                                ======  ======  ======  ======  ======

-------------------